Filed Pursuant to Rule 424(b)(3)
Registration No. 333-120152

Prospectus Supplement No. 2 to Prospectus dated February 4, 2005

SFBC International, Inc.

2.25% Convertible Senior Notes due 2024
and
Shares of Common Stock Issuable Upon
Conversion of the Notes or
Payment of the Make-Whole Premium

     This prospectus supplement adds to or supersedes similar information contained in that certain prospectus of SFBC International, Inc., dated February 4, 2005, as amended and supplemented from time to time. The prospectus covers up to $143,750,000 aggregate principal amount of our 2.25% convertible senior notes due 2024 and the shares of our common stock issuable upon conversion of the notes or upon payment of the make-whole premium in connection with a fundamental change, which may be offered and sold from time to time by the selling securityholders named in the prospectus and any prospectus supplements and post-effective amendments. This prospectus supplement is not complete without, and may not be delivered or utilized except in connection with the prospectus, including any amendments or supplements thereto.

     The table of selling securityholders contained in the prospectus under the caption “Selling securityholders” is modified by adding the following persons as selling securityholders and/or amending the security holdings of certain selling securityholders previously named:

	Principal Amount of		Number of Shares of
	Notes Beneficially		Common Stock	Percentage of
	Owned and Offered	Percentage of Notes	Beneficially Owned	Common Stock
Name of Selling Securityholder	Hereby	Outstanding	and Offered Hereby	Outstanding(1)
KBC Financial Products USA, Inc. (2)	$2,800,000	1.95%	*	**

*	Assumes conversion of all of the holder’s notes into shares of our common stock, based upon the ten day weighted average price as of January 27, 2005. The terms of the notes provide that we will not issue any shares of common stock upon conversion of the notes unless the ten day weighted average price exceeds $41.08. Under the terms of the notes, the actual number of shares of common stock that we will issue will be based upon the ten day weighted average price during the period after the notes are tendered for conversion. Because the actual number of shares of common stock issuable upon conversion of the notes can not be known until after the notes are tendered for conversion, it is not possible for us to determine at this time the number of shares of our common stock that we may issue upon such conversion. However, the terms of the notes provide that we will not be obligated to issue more than 3,086,445 shares of common stock upon conversion of the notes or upon payment of the make-whole premium in connection with a fundamental change. The conversion rate is subject to adjustment as described in the prospectus under the caption “Description of notes — Conversion rights.” As a result of such adjustment or as a result of the payment of the make-whole premium in connection with a fundamental change, the number of shares of common stock issuable may increase or decrease in the future by an indeterminable number.

**	Less than 1%.

(1)	Calculated using 15,082,692 shares of common stock outstanding as of January 27, 2005. In calculating the percentage of common stock outstanding for each selling securityholder, we treated as outstanding the number of shares of common stock issuable upon conversion of all of the particular selling securityholder’s notes, based upon the ten day weighted average price as of January 27, 2005.

(2)	The selling securityholder is a broker-dealer. To the extent a selling securityholder is a broker-dealer, it is deemed to be, under the interpretations of the Securities and Exchange Commission, an “underwriter” within the meaning of the Securities Act.

(3)	The selling securityholder is an “affiliate” of a broker-dealer. The selling securityholder purchased the securities being offered in the ordinary course of business and, at the time of the purchase of the securities being offered, had no agreement or understanding, directly or indirectly, with any person to distribute the securities.

     We prepared this table based on the information supplied to us by the selling securityholders named in the table.

     The selling securityholders listed in the above table may have sold or transferred, in transactions exempt from the registration requirements of the Securities Act, some or all of their notes since the date on which the information in the above table was provided to us.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is February 25, 2005.